UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2009

AURA BIO CORP.

(Exact name of registrant as specified in charter)

Nevada	333-157558	68-0677348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

848 N. Rainbow Blvd. #2167 Las Vegas, NV 89107	89107
(Address of principal executive offices)	(Zip Code)

(415) 504-3659

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On December 22, 2009, Aura Bio Corp. (the “Company”) received a resignation notice from Evgeny Smirnov as President, Chief Executive Officer, Treasurer and Chief Financial Officer.

Mr. Smirnov’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On December 22, 2009, the Company appointed Harry Lappa, a current Director, as its new President, Chief Executive Officer, Treasurer and Chief Financial Officer.

Harry Lappa has 23 years experience in the financial industry.  Mr. Lappa is a graduate of the University of Regina located in Regina, Saskatchewan, Canada where he obtained his Bachelor of Arts degree.  Between 1985 and 1989, Mr. Lappa served as a financial officer for Employment and Immigration Canada.  From 1989 - 2003, Mr. Lappa held various management positions with a Canadian utility, including those of Project Management, Information Technology and Operations.

Since 2004, Mr. Lappa has been involved with Iciena Ventures, as a director until 2007, and then as Vice President and Chief Financial Officer.  In 2008, Mr. Lappa became President of Iciena Ventures, which is a publicly traded diamond exploration company operating primarily in Brazil.  In February 2009, Mr. Lappa has been Director of Endeavour Power Corp. (EDVP:OTC.BB) a public oil and gas company.

Mr. Lappa will serve as President, Chief Executive Officer, Treasurer and Chief Financial Officer until his duly elected successor is appointed or he resigns.  There are no arrangements or understandings between him and any other person pursuant to which he was selected as an officer.  There are no family relationship between Mr. Lappa and any of our officers or directors.  Other than being a director of Endeavour Power Corp., Mr. Lappa has not held any directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURA BIO CORP.

Date: December 29, 2009	By:/s/ Harry Lappa
Harry Lappa, Director